NETWORK-1 TECHNOLOGIES, INC.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-190719

PROSPECTUS SUPPLEMENT NO. 7
(To Prospectus dated October 1, 2014)

This is a prospectus supplement to our prospectus dated October 1, 2014 (the “Prospectus”) relating to the resale from time to time by selling stockholders of up to 4,329,186 shares of our common stock, including shares issuable upon exercise of outstanding warrants.  On December 4, 2014, we filed with the Securities and Exchange Commission a Current Report on Form 8-K.  The text of the Current Report on Form 8-K is attached to and a part of this supplement.

This prospectus supplement should be read in conjunction with the Prospectus and may not be delivered or utilized without the Prospectus.  This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the Prospectus.

The securities offered by the Prospectus involve a high degree of risk.  You should carefully consider the “Risk Factors” beginning on page 8 of the Prospectus in determining whether to purchase the common stock.

The date of this prospectus supplement is December 4, 2014.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

_______________________

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):       December 2, 2014

Network-1 Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-15288	11-3027591

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

445 Park Avenue, Suite 912, New York, New York 10022

(Address of principal executive offices)

Registrant’s telephone number, including area code:  (212) 829-5770

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01       Other Events.

On December 2, 2014, Network-1 Technologies, Inc. (the “Company”), engaged in the development, licensing and protection of intellectual property, was issued two new patents by the U.S. Patent and Trademark Office including U.S. Patent Nos. 8,904,464 (“Method for Tagging An Electronic Media Work To Perform An Action”) and 8,904,465 (“System For Taking Action Based On A Request Related To An Electronic Media Work”).  A copy of the press release issued by the Company on December 2, 2014 is attached hereto as Exhibit 99.1

On December 3, 2014, the Company initiated its second patent litigation against Google Inc. and YouTube in the United States District Court for the Southern District of New York for infringement of its newly issued patent (U.S. Patent No. 8,904,464 referenced above) relating to the identification and tagging of media content.  A copy of the press release issued by the Company on December 4, 2014 is attached hereto as Exhibit 99.2.

Item 9.01       Financial Statements and Exhibits

(c)	Exhibits	Description

	99.1	Press Release dated December 2, 2014

	99.2	Press Release dated December 4, 2014

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NETWORK-1 TECHNOLOGIES, INC.

Dated: December 4, 2014	By:	/s/ Corey M. Horowitz
Name: Corey M. Horowitz
Title: Chairman and Chief Executive Officer

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EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Network-1 Receives Two New Patents from U.S. Patent Office for Additional Claims in Cox Portfolio

New York, December 2, 2014– Network-1 Technologies, Inc. (NYSE MKT: NTIP), a company engaged in the development, licensing and protection of intellectual property, announced today that the U.S. Patent and Trademark Office issued U.S. Patent Nos. 8,904,464 (“Method for Tagging An Electronic Media Work To Perform An Action”) and 8,904,465 (“System For Taking Action Based On A Request Related To An Electronic Media Work”). The claims in the two newly issued patents to Network-1 are generally directed towards methods of tagging an electronic work to perform an action on a user device.

The newly issued patents arise from a patent application contained in the patent portfolio (the “Portfolio”) acquired by Network-1 from Professor Ingemar Cox in 2013.   The Portfolio includes patents relating to enabling technology for identifying media content, such as music and videos, and taking further actions to be performed based on such identification including, among others, the insertion of advertising and the facilitation of the purchase of goods and services relating to the media content.   Since the acquisition of the Portfolio, Network-1 has filed seven additional patent applications (four of which have been issued and three of which are pending) relating to the original specification and anticipates further issuances of additional claims from this Portfolio.

Dr. Cox is currently a Professor at the University of Copenhagen and a Professor at University College London where he is Head of its Media Futures Group.  In connection with the acquisition of the Portfolio, Dr. Cox provides consulting services to Network-1 with respect to the acquired patents and the related pending and future patent applications and assists in Network-1’s efforts to develop the Portfolio.

ABOUT NETWORK-1 TECHNOLOGIES, INC.

Network-1 Technologies, Inc. is engaged in the development, licensing and protection of its intellectual property and proprietary technologies.  Network-1 works with inventors and patent owners to assist in the development and monetization of their patented technologies. Network-1 currently owns twenty-four (24) patents covering various telecommunications and data networking technologies as well as technologies relating to document stream operating systems and the identification of media content.  Network-1’s current strategy includes continuing to pursue licensing opportunities for its Remote Power Patent and its efforts to monetize two patent portfolios (the Cox and Mirror Worlds patent portfolios) acquired by Network-1 in 2013.  Network-1’s acquisition strategy is to focus on acquiring high quality patents which management believes have the potential to generate significant licensing opportunities as Network-1 has achieved with respect to its Remote Power Patent.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements address future events and conditions concerning Network-1’s business plans. Such statements are subject to a number of risk factors and uncertainties as disclosed in the Network-1’s Post Effective Amendment No. 2 to Form S-1 Registration Statement filed with the Securities and Exchange Commission on September 30, 2014 including, among others, the continued validity of Network-1’s Remote Power Patent, the ability of Network-1 to successfully execute its strategy to acquire high quality patents with significant licensing opportunities, Network-1's ability to achieve revenue and profits from the Mirror Worlds Patent Portfolio and the Cox Patent Portfolio as well as intellectual property it may acquire in the future, the ability of Network-1 to enter into additional license agreements, the ability of Network-1 to continue to receive material royalties from its existing license agreements for its Remote Power Patent, the uncertainty of patent litigation, the difficulty in Network-1 verifying royalty amounts owed to it by its licensees, Network-1's ability to enter into strategic relationships with third parties to license or otherwise monetize their intellectual property, the continued viability of the PoE market, future economic conditions and technology changes and legislative, regulatory and competitive developments. Except as otherwise required to be disclosed in periodic reports, Network-1 expressly disclaims any future obligation or undertaking to update or revise any forward-looking statement contained herein.

Corey M. Horowitz, Chairman and CEO
Network-1 Security Solutions, Inc.
(212) 829-5770

EXHIBIT 99.2

FOR IMMEDIATE RELEASE

Network-1 Commences Second Patent Litigation
against Google and YouTube

New York, December 4, 2014–Network-1 Technologies, Inc.  (NYSE MKT: NTIP) announced today it has initiated its second patent litigation against Google and YouTube in the United States District Court for the Southern District of New York for infringement of its newly issued patent relating to the identification and tagging of media content.

The patent being asserted is U.S. Patent No. 8,904,464 (“Method for Tagging An Electronic Media Work To Perform An Action”).  The lawsuit alleges that Google and YouTube have infringed and continue to infringe by making, using, selling and offering to sell unlicensed systems and products and services related thereto, which include YouTube’s Content ID system.

The patent being asserted is part of the patent portfolio covering advanced technologies relating to the identification of media content (the “Portfolio”) acquired in 2013 by Network-1 from Dr. Ingemar Cox, a recognized technology leader in digital watermarking, content identification, digital rights management, and related technologies.  Since the acquisition of the Portfolio, Network-1, with the assistance of Dr. Cox, has filed seven additional patent applications (four of which have been issued and three of which are pending) relating to the original specification and anticipates further issuances of additional claims from this Portfolio.

Dr. Cox is currently a Professor at the University of Copenhagen and at the University College London where he is Head of its Media Futures Group.  In connection with the acquisition of the Portfolio, Dr. Cox provides consulting services to Network-1 with respect to the acquired patents and the related pending and future patent applications and assists in Network-1’s efforts to develop the Portfolio.

ABOUT NETWORK-1 TECHNOLOGIES INC.

Network-1 Technologies, Inc. is engaged in the development, licensing and protection of its intellectual property and proprietary technologies.  Network-1 works with inventors and patent owners to assist in the development and monetization of their patented technologies. Network-1 currently owns twenty-two (24) patents covering various telecommunications and data networking technologies as well as technologies relating to document stream operating systems and the identification of media content.

Network-1’s current strategy includes continuing to pursue licensing opportunities for its Remote Power Patent and its efforts to monetize two patent portfolios (the Cox and Mirror Worlds patent portfolios) acquired by Network-1 in 2013.  Network-1’s acquisition strategy is to focus on acquiring high quality patents which management believes have the potential to generate significant licensing opportunities as Network-1 has achieved with respect to its Remote Power Patent.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements address future events and conditions concerning Network-1’s business plans. Such statements are subject to a number of risk factors and uncertainties as disclosed in the Network-1’s Post Effective Amendment No. 2 to Form S-1 Registration Statement filed with the Securities and Exchange Commission on September 30, 2014 including, among others, the continued validity of Network-1’s Remote Power Patent, the ability of Network-1 to successfully execute its strategy to acquire high quality patents with significant licensing opportunities, Network-1's ability to achieve revenue and profits from the Mirror Worlds Patent Portfolio and the Cox Patent Portfolio as well as intellectual property it may acquire in the future, the ability of Network-1 to enter into additional license agreements, the ability of Network-1 to continue to receive material royalties from its existing license agreements for its Remote Power Patent, the uncertainty of patent litigation, the difficulty in Network-1 verifying royalty amounts owed to it by its licensees, Network-1's ability to enter into strategic relationships with third parties to license or otherwise monetize their intellectual property, the continued viability of the PoE market, future economic conditions and technology changes and legislative, regulatory and competitive developments. Except as otherwise required to be disclosed in periodic reports, Network-1 expressly disclaims any future obligation or undertaking to update or revise any forward-looking statement contained herein.

Corey M. Horowitz, Chairman and CEO
Network-1 Technologies Inc.
(212) 829-5770